Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 12, 2025 (except for Note 3B, as to which the date is February 2, 2026), with respect to the consolidated financial statements of Ernexa Therapeutics Inc. contained in the Registration Statement and Prospectus. We consent to the use of the aforementioned report in the Registration Statement and Prospectus, and to the use of our name as it appears under the caption “Experts.”

/s/ GRANT THORNTON LLP

Iselin, New Jersey

February 3, 2026